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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Syracuse China Company - Incorporated in Delaware

World Tableware Inc. - Incorporated in Delaware

LGA4 Corp. - Incorporated in Delaware

LGA3 Corp. - Incorporated in Delaware

The Drummond Glass Company - Incorporated in Delaware

Libbey Canada Inc. - Incorporated in Ontario, Canada

Libbey Foreign Sales Corporation - Incorporated in Barbados

Libbey Glass Inc. - Incorporated in Delaware

LGC Corp. - Incorporated in Delaware

Traex Company - Incorporated in Delaware

Libbey.com LLC - Formed in Delaware

LGMH, S. de R.L. de C.V. - Formed in Mexico

LGFS Inc. - Incorporated in Delaware

LGAC LLC - Formed in Delaware

Libbey Europe B.V. - Incorporated in the Netherlands

B.V. Koninklijke Nederlandsche Glasfabriek Leerdam - Incorporated in the Netherlands

Leerdam Crystal B.V. - Incorporated in the Netherlands